UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
November 24, 2014 (November 20, 2014)

SHARPS COMPLIANCE CORP.
(Exact Name of Registrant As Specified In Its Charter)

Commission File No. 001-34269

Delaware	74-2657168
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9220 Kirby Drive, Suite 500, Houston, Texas	77054
(Address of principal executive offices)	(Zip Code)

(Registrant’s Telephone Number, Including Area Code)
713-432-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(c). Appointment of Certain Officers:

On November 24, 2014, the Company announced the appointment and promotion of Dennis Halligan as the Company’s Vice President of Marketing. As Director of Marketing, Mr. Halligan has played a key role in developing and leading the Company’s marketing and e-commerce initiatives. Prior to joining Sharps in 2011, he was a principal with Stir Creative, a web marketing agency focused on digital branding as well as the development of traditional and ecommerce web platforms.  Prior to this, he was a Senior Marketing Manager at R.J. Reynolds, responsible for brand promotions, sales distribution and new product launches in the company’s Texas, Oklahoma and Louisiana markets.  He is a graduate of the University of Louisiana at Lafayette with a Bachelor of Science degree in Marketing.

A copy of the press release issued by the Company regarding the above appointment is attached hereto as Exhibit 99.1.

Mr. Halligan executed a letter agreement with the Company, pursuant to which he agreed to serve as the Vice President of Marketing of the Company effective on November 20, 2014. The offer letter provides that Mr. Halligan will receive an annual base salary of $120,000 (payable at the bi-weekly rate of $4,615.38).  In connection with the appointment, Mr. Halligan received an option to purchase 25,000 shares of the Company's common stock under the Sharps Compliance Corp. 2010 Stock Plan. The option has a seven (7) year term and vests at the rate of 25% per year (at each of the first four anniversary dates). The exercise price of the option is the closing price on the date of the grant.

Item 5.02(e). Compensatory Arrangements of Certain Officers.

The information set forth in Item 5.02(c) above regarding the compensation arrangements are hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Offer letter between Sharps Compliance, Inc. and Dennis Halligan effective November 20, 2014.

99.1	Sharps Compliance Appoints Dennis Halligan Vice President of Marketing

SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 24, 2014	By: /s/ DIANA P. DIAZ
Diana P. Diaz
Vice President and Chief Financial Officer